STATE OF DELAWARE

CERTIFICATE OF MERGER OF

REDROLLER CORP.

INTO REDROLLER HOLDINGS, INC.

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is RedRoller Holdings, Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is RedRoller Corp., a Nevada Corporation.

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is RedRoller Holdings, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The authorized stock and par value of RedRoller Corp., a Nevada corporation, consists of 200,000,000 shares of common stock with a par value of $0.001 and 25,000,000 shares of preferred stock with a par value of $0.001.

SIXTH: The merger is to become effective on October 22, 2007.

SEVENTH: The Agreement and Plan of Merger is on file at 2498 West 41st Ave, Suite 123, Vancouver, BC, V6M 2A7, an office of the surviving corporation.

EIGHTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, the said surviving corporation has caused this certificate to be signed by an authorized officer, the 22nd day of October, 2007.

By: Tina Sangha__

Authorized Officer
Name: Tina Sangha
Title: President